EXHIBIT 99.1

Terra Tech Corp. Reports Financial Results for the Third Quarter of 2019

Revenue from continuing operations increased 131% versus the third quarter in 2018

Revenue from continuing and discontinued operations increased 66% versus the third quarter in 2018

IRVINE, CA – November 12, 2019 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated cannabis-focused agriculture company, today announced its financial results for the period ended September 30, 2019.

Derek Peterson, Chief Executive Officer of Terra Tech, commented, “In the first nine months of 2019, the cannabis industry experienced unprecedented volatility that has impacted operators’ ability to raise capital and has also led to regulatory challenges affecting the whole industry. As we look toward 2020, building shareholder value remains our primary goal and we are committed to adapting to the changing market in order to maximize our revenue growth. With these goals in mind, we are entering a new phase of our development by entering into an Agreement and Plan of Merger with OneQor Pharmaceutical (“OneQor”), which will immediately position us as one of the most innovative players in the Cannabidiol (CBD) market, as well as cannabinoid research and product development. CBD is becoming an integral part of several industries including health and beauty. OneQor has assembled a team of world-class scientists focused on the development, manufacturing, and delivery of proprietary over-the-counter pharmaceutical products to established suppliers and consumer brands. We are excited they have chosen to merge with us and believe this pivot in our strategic direction will optimize shareholder returns.”

Financial Update

•	For the three months ended September 30, 2019, we generated revenues from continuing operations of $7.61 million, compared to $3.29 million for the three months ended September 30, 2018, an increase of $4.31 million or 131.0 percent. The increase was primarily due to increased Cannabis revenues due to our Dispensary year-over-year growth of $2.75 million or 152.5 percent due to an additional store opening in early 2019, increased customer traffic, improvements in store operational standards and enhanced product assortment. Also driving the increase over prior year is the development of cultivation and production operations, which accounted for $1.27 million of the increase.

•	Under GAAP standards, the Company was not permitted to record the top line revenue for the discontinued operations. During the course of the quarter, the Company has been operating the discontinued operations and will continue to operate them until the State of Nevada approves the transfer of the cannabis permits. The actual quarterly revenue including the discontinued operations was $11.76 million, compared to $7.08 million for the three months ended September 30, 2018, an increase of $4.68 million or 66.0%.

•	Our gross margin percentage for the three months ended September 30, 2019 was 50.6 percent, compared to 33.2 percent for the three months ended September 30, 2018. The increase in gross margin percentage was attributable to the Cannabis segment, which had $4.06 million and $0.69 million gross profit, or 55.4 percent and 32.8 percent gross margin, for the three months ended September 30, 2019 and 2018. The Cannabis segment gross margin improvements were due to an increase of higher margin private label sales, lower cost of goods from vendor negotiations and price optimization on top selling items.

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•	Selling, general and administrative expenses for the three months ended September 30, 2019 were $11.0 million, compared to $9.51 million for the three months ended September 30, 2018, an increase of $1.49 million or 15.7 percent.

•	The net loss attributable to Terra Tech for the period ending September 30, 2019 was $14.34 million, or $0.13 per share, compared to a net loss of $11.63 million, or $0.16 per share, for the three months ended September 30, 2018.

•	The Company had $1.85 million in cash as of September 30, 2019, compared with $7.2 million as of December 31, 2018.

•	Stockholders’ equity for the period ending September 30, 2019 amounted to approximately $91.21 million compared to approximately $94.87 million as of December 31, 2018.

Conference Call

The company will also host a conference call on Tuesday, November 12, 2019 at 4:30 PM Eastern.

Dial-In Number:	1-857-232-0157

Access Code:	422095

Derek Peterson, Chairman and CEO of Terra Tech Corp., will be answering shareholder questions at the end of the call. Should you have questions during or prior to the conference call please send an email to TRTC@kcsa.com with TRTC Question in the subject line. Mr. Peterson will answer as many questions as time will allow.

For those unable to participate in the live conference call, a replay will be available at http://www.smallcapvoice.com/trtc/. An archived version of the webcast will also be available on the investor relations section of the company’s website.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its multiple California and Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated cannabis dispensaries throughout California and dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Blüm Retail Stores visit: http://letsblum.com

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Instagram @letsblum

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

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Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Terra Tech undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, risks relating to the completion of the merger between Terra Tech and OneQor, including the satisfaction of closing conditions and expected restructuring-related cash outlays, including the timing and amount of those outlays. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in our reports with the SEC. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of Terra Tech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Terra Tech as of the date of this release. Terra Tech does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except for Shares and per-Share info)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Total revenues	$7,607	$3,293	$17,789	$13,480
Cost of goods sold	3,757	2,201	8,901	8,922

Gross profit	3,850	1,092	8,888	4,558

Selling, general and administrative expenses	11,004	9,513	31,649	26,005
Impairment of assets	171	-	681	-
(Gain) / Loss on sale of assets	72	-	(893)	-
(Gain) / Loss on interest in joint venture	5,949	439	-	439

Loss from operations	(13,346)	(8,860)	(22,549)	(21,885)

Other income (expense):
Interest expense, net	(1,768)	(2,710)	(8,420)	(11,063)
Other income/loss	(6)	-	76	-

Total other income (expense)	(1,774)	(2,710)	(8,344)	(11,063)

Income (Loss) from continuing operations	(15,120)	(11,570)	(30,893)	(32,948)
Income (Loss) from discontinued operations, net of tax	633	6	1,282	(579)

NET INCOME (LOSS)	(14,487)	(11,564)	(29,611)	(33,527)

Less: Income (Loss) attributable to non-controlling interest from continuing operations	(143)	(5)	(57)	(24)
Less: Income (Loss) attributable to non-controlling interest from discontinued operations	-	70	-	272

NET LOSS ATTRIBUTABLE TO TERRA TECH CORP.	$(14,344)	$(11,629)	$(29,554)	$(33,775)

Income / (Loss) from continuing operations per common share attributable to Terra Tech Corp. common stockholders – basic and diluted	$(0.14)	$(0.16)	$(0.30)	$(0.48)
Net Loss per common share attributable to Terra Tech Corp. common stockholders – basic and diluted	$(0.13)	$(0.16)	$(0.29)	$(0.49)

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TERRA TECH CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except Shares)

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS

Current Assets:
Cash	$1,858	$7,193
Accounts receivable, net	1,445	1,199
Notes receivable	450	-
Inventory	4,738	1,045
Prepaid expenses and other assets	707	707
Current assets of discontinued operations	1,087	1,366

Total current assets	10,285	11,510

Property, equipment and leasehold improvements, net	43,502	31,195
Intangible assets, net	16,290	18,466
Goodwill	35,173	35,172
Other assets	10,529	895
Other investments	5,000	12,450
Assets of discontinued operations	9,027	10,400

TOTAL ASSETS	$129,806	$120,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Current liabilities:
Accounts payable and accrued expenses	$9,632	$6,211
Short-term debt	921	-
Current liabilities of discontinued operations	3,248	690

Total current liabilities	13,801	6,901

Long-term liabilities:
Long-term debt, net of discounts	15,040	18,313
Long-term lease liabilities	9,342	-
Long-term liabilities of discontinued operations	414	-
Total long-term liabilities	24,796	18,313

Total liabilities	38,597	25,214

COMMITMENTS AND CONTINGENCIES (Note 15)

STOCKHOLDERS’ EQUITY:
Preferred stock, convertible series A, par value 0.001:
100 shares authorized as of September 30, 2019 and December 31, 2018; 12 shares issued and 8 shares outstanding as of September 30, 2019 and 12 shares issued and outstanding as of December 31, 2018	-	-
Preferred stock, convertible series B, par value 0.001:
41,000,000 shares authorized as of September 30, 2019 and December 31, 2018; 0 shares issued and outstanding as of September 30, 2019 and December 31, 2018	-	-
Common stock, par value 0.001:
990,000,000 shares authorized as of September 30, 2019 and December 31, 2018; 115,217,155 issued and 112,908,747 outstanding as of September 30, 2019 and 81,759,415 shares issued and outstanding as of December 31, 2018	115	82
Additional paid-in capital	258,262	236,543
Treasury stock (2,308,408 shares of common stock, 4 shares of preferred stock convertible series A)	(808)	-
Accumulated deficit	(172,308)	(142,754)

Total Terra Tech Corp. stockholders’ equity	85,261	93,871
Non-controlling interest	5,948	1,003

Total stockholders’ equity	91,209	94,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$129,806	$120,088

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Revenue & Gross Profit Breakdown
Continuing & Discontinued Operations	Three Months Ended September 30				Nine Months Ended September 30
(in thousands)			Variance vs. 2018				Variance vs. 2018
	2019	2018	$-Amt	%	2019	2018	$-Amt	%
Revenue
Continuing Operations	$7,607	$3,293	$4,314	131.0%	$17,789	$13,480	$4,309	32.0%
Discontinued Operations	4,154	3,790	364	9.6%	11,701	10,936	765	7.0%
Total Revenue	11,761	7,083	4,678	66.0%	29,491	24,417	5,074	20.8%

Gross Profit $
Continuing Operations	$3,850	$1,092	$2,758	252.5%	$8,888	$4,558	4,330	95.0%
Discontinued Operations	2,158	1,880	278	14.8%	6,038	5,208	830	15.9%
Total Gross Profit $	6,008	2,973	3,035	102.1%	14,927	9,767	5,160	52.8%

Gross Profit %
Continuing Operations	50.6%	33.2%	17.4%pts		50.0%	33.8%	16.2%pts
Discontinued Operations	51.9%	49.6%	2.4%pts		51.6%	47.6%	4.0%pts
Total Gross Profit %	51.1%	42.0%	9.1%pts		50.6%	40.0%	10.6%pts

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